                               EXHIBIT 99


logo     Camco Financial Corporation


6901 Glenn Highway
Cambridge, OH 43725-9757
Phone: 740-435-2020
Fax:   740-432-2743 [ Private Fax]

                                             ----------------------------------
                                             Contacts:
                                                        Richard C. Baylor, CEO
                                                        Phone:  740-435-2040
                                                  Or
                                                        Mark A. Severson, CFO
                                                        Phone:  740-435-2055
                                             ----------------------------------
  ------------------------------

  ------------------------------
                                  NEWS RELEASE

RELEASE DATE:              MAY 24, 2005

RELEASE TIME:              4:00 P.M.

       MOCK NAMED TO CAMCO FINANCIAL AND ADVANTAGE BANK BOARD OF DIRECTORS


CAMBRIDGE, OHIO - [NASDAQ SYMBOL: CAFI] - Camco Financial Corporation, parent company of Advantage Bank, has announced the appointment of Douglas F. Mock to the Board of Directors of Camco and Advantage Bank. Camco's President and CEO, Richard C. Baylor made the announcement.

         Mock has served as the President of Mock Woodworking Company in Zanesville, Ohio since 1986. Mock Woodworking is a manufacturer of architectural woodwork, store fixtures and casework. He led the transition of the company from a local kitchen and bath company to the regional marketplace and has served as General Manager of Mock Woodworking from 1983 to 1986.

         Active in industry and community affairs, Mock is currently serving as a Trustee at Ohio Northern University, a Judge at the International Woodworking Fair, a Committee Chair for both the Builders Exchange and the Architectural Woodwork Institute. Mock previously



          NASDAQ: CAFI o EMAIL: camco@camco.cc o www.camcofinancial.com served as the President of the Muskingum County Community Foundation, the Zanesville Jaycees as well as a Trustee for the Centenary United Methodist Church and Bethesda Care System. He is a past National President of the Architectural Woodwork Institute and served as an Officer of the Zanesville Rotary.

         Mock holds an MBA from Miami University and a BA in Business Administration and Marketing from Ohio Northern University. He and his wife reside in Granville and have two children.

         Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio with assets of approx. $1 billion. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 30 offices in 23 communities in Ohio, Kentucky and West Virginia.

         Additional information about Camco Financial Corporation may be found on Camco's web site at www.advantagebank.com.




          NASDAQ: CAFI o EMAIL: camco@camco.cc o www.camcofinancial.com